August 23, 2007

Stanford R. Ovshinsky

1050 E. Square Lake Road

Bloomfield Township, MI 48304-1957

Dear Stan:

This letter is intended to confirm our mutual understanding and agreement regarding your desire to retire from your board and management positions at Energy Conversion Devices, Inc. (“ECD”), Ovonic Battery Company, Inc. (“OBC”) and their affiliates effective August 31, 2007. As used in this letter, we may sometimes refer to you as “SRO.” Other capitalized terms used and not otherwise defined in this letter will have the meanings set forth in the Executive Employment Agreement dated September 2, 1993, between SRO and ECD, as amended June 27, 2005 (the "ECD Employment Agreement") and the Executive Employment Agreement dated September 2, 1993, by and among SRO, ECD and OBC, as amended March 31, 1996 and June 27, 2005 (the “OBC Employment Agreement”; the ECD Employment Agreement and OBC Employment Agreement are, collectively, the “Employment Agreements”).

By execution of this letter, the undersigned acknowledge and agree, as follows:

1.            SRO will, effective August 31, 2007, retire from all board and management positions at ECD, OBC and their affiliates, and commence his Retirement Period. Nothing in this paragraph 1, however, precludes SRO from serving in the future as a director, officer and/or in a management position with any entity if he is hereafter duly elected or appointed to such position.

2.            The parties confirm certain terms under the Employment Agreements, as they apply in connection with your retirement, as follows:

(a)          SRO will be paid his full current monthly salaries for the month of August 2007. If application of the provisions of Sections 4.2 of the ECD Employment Agreement or the OBC Employment Agreement with respect to the fiscal year ending June 30, 2007 or the fiscal year ending June 30, 2008 results in, or would have (if the applicable Employment Periods under the Employment Agreements continued in effect) resulted in, a bonus or bonuses being due SRO, then: (a) SRO shall be paid his full bonus amounts for the fiscal year ending June 30, 2007, and (b) shall be paid a prorated portion through August 31, 2007 (that is, one-sixth) of the bonus or bonuses that would have been payable for the fiscal year ending June 30, 2008. If applicable, these bonus amounts will be paid to SRO at the times designated in, and in accordance with the terms set forth in, the Employment Agreements.

(b)          For the remainder of SRO’s life, ECD and OBC will, at their expense, provide retirement benefits to SRO as specified in the Employment Agreements, including: (a) 50% of SRO’s present aggregate salaries from ECD and OBC under the Employment Agreements (payable in the same manner as salary under Sections 4.1 of each of the Employment Agreements) and (b) medical (including dental) insurance, disability insurance and, to the extent currently in effect, life insurance, coverage for SRO and his spouse, if any, continuing at least at current levels for the remainder of the lives of SRO and his spouse or until the date

Stanford R. Ovshinsky

August 23, 2007

SRO or his spouse secures comparable coverage provided by another employer. SRO's current annual aggregate salaries from ECD and OBC total $368,000.00; so that 50% of his present aggregate salaries under the Employment Agreements will be $184,000.00.

(c)          SRO will continue to be bound by the covenants contained in Sections 6.2 - 6.7 of each of the Employment Agreements from and after August 31, 2007, provided that, for the avoidance of doubt, the three-year period set forth in Sections 6.4 and 6.5 of each of the Employment Agreements will begin on August 31, 2007 and the covenants contained in Sections 6.4 and 6.5 will cease to be of any further force or effect after August 31, 2010.

3.            The parties hereby amend and restate clause (b) appearing in Section 6.5 of each of the Executive Employment Agreements to read as follows: “(b) solicit or hire any person then employed by ECD or OBC or any person who, after having been solicited by SRO during employment (excluding solicitation solely by means of publication in any newspaper, trade journal, website or similar means), terminated his or her employment with ECD or OBC at any time during the preceding 12-month period.”

4.            The parties confirm that all outstanding stock options to acquire shares of ECD securities under the Stock Option Agreement dated November 18, 1993 between SRO and ECD (the "ECD Stock Option Agreement"), presently covering 321,294 shares of stock, all of which are vested, will continue in effect and will be exercisable during the period continuing through and including August 31, 2008, as provided in, and pursuant to the provisions of, the ECD Stock Option Agreement. Exhibit 1, attached hereto and incorporated herein by reference, sets forth a list of all of such outstanding stock options including the number of outstanding unexercised shares, and the exercise price, as to each such option.

5.            The parties hereby amend the outstanding stock options granted to SRO to acquire shares of ECD securities under the Energy Conversion Devices, Inc. 2000 Stock Option Plan (the “2000 Plan”), presently covering 114,000 shares of stock at various exercise prices, 40,000 shares of which are presently unvested, as follows: (a) all such stock options will fully vest as of August 31, 2007, and (b) all such stock options will be exercisable for the period ending ten years after the date of the respective option grants except that, in the event of SRO's death without having fully exercised such options, such options shall be exercisable until the earlier of 12 months following the date of SRO's death or ten years after the date of option grant. Exhibit 2, attached hereto and incorporated herein by reference, sets forth a list of all such outstanding stock options including the number of outstanding unexercised shares, the exercise price, and the expiration date of the ten year term, of each such option.

6.            The parties agree to the following additional terms and acknowledge and agree to the following in connection with SRO’s retirement:

(a)          For the remainder of SRO’s life (or, if earlier, until the date SRO commences to receive comparable services provided, without expense to SRO, by an employer of SRO [other than an employer that is controlled by SRO or in which SRO owns more than 50% of the outstanding equity]), ECD will, at its expense, continue to provide full time secretarial assistance to SRO at his office in the greater Detroit metropolitan area, by a person employed

Stanford R. Ovshinsky

August 23, 2007

by ECD but of SRO's choosing and subject to his supervision, who will be provided benefits at least equal to those provided to other top level executive secretaries of ECD or OBC. ECD and OBC shall at all times take commercially reasonable steps to assure that all communications directed to or intended for SRO, including, without limitation, mail, memoranda and emails, are promptly delivered to SRO at his office or at his email address (as furnished by SRO to ECD from time to time) with copy to his secretary (unless otherwise directed by SRO in writing).

(b)          Effective August 31, 2007, the two Prius automobiles in SRO’s possession will be transferred to him, free of encumbrance and with sales tax and transfer fees paid.

(c)          Effective August 31, 2007, (1) SRO will surrender for termination the outstanding option to acquire shares of OBC stock (the “OBC Option”) under the Stock Option Agreement dated November 18, 1993 between SRO and OBC (the “OBC Stock Option Agreement”) and (2) the OBC Option and the OBC Stock Option Agreement will terminate.

(d)          Effective August 31, 2007, ECD will (1) convey the property located at 1050 East Square Lake Road, Bloomfield Township, Michigan (the “Institute Property”), including the improvements thereon, to SRO by Warranty Deed (subject to previously existing easements and restrictions of record, and with the July 2007 tax bill and all operating costs through August 31, 2007 fully paid or payable by ECD prior to delinquency), at fair market value, and (2) pay SRO $500,000.00 to help SRO pay post-August 31, 2007 costs of maintenance, insurance and taxes of the Institute Property but without commitment or restriction as to application by SRO of such funds.

Reference is made to that certain appraisal of the Institute Property obtained by ECD, which indicates a current fair market value of the Institute Property in the range of $1,750,000.00 to $2,000,000.00 (the “ECD Appraisal”). The parties agree that the current fair market value of the Institute Property shall, for all purposes, be deemed to be the average of the high and low values reflected in the ECD Appraisal and that the current fair market value of the Institute Property shall, for all purposes, be deemed to be $1,875,000.00.

(e)          ECD shall fully cooperate with SRO, in his individual capacity and in his capacity as executor of the estate of his deceased wife, Iris M. Ovshinsky, in SRO’s establishment and implementation of so-called Section 10b5-1 plans to permit a prompt sale of the stock of ECD owned by SRO and by the estate of Iris M. Ovshinsky, including stock acquired upon the future exercise of outstanding stock options of SRO and said estate; provided that SRO and his representatives shall have the primary responsibility for preparing and implementing any such plans. This undertaking by ECD shall continue until February 28, 2009.

(f)           ECD and OBC shall, to the full extent permitted under law and the respective company’s governance documents, indemnify, defend and hold harmless SRO with respect to all acts and omissions of SRO that occur on or before August 31, 2007 in his capacity as an officer, director or employee of ECD or OBC, to the full extent that would apply if SRO continued as an officer, director or employee of ECD or OBC, as applicable.

Stanford R. Ovshinsky

August 23, 2007

(g)          With reasonable prior notice and pursuant to reasonable scheduling practices of ECD and OBC, SRO shall be permitted to continue to bring groups of visitors or individuals to tour ECD and OBC facilities to view the technology in use, subject to ECD’s and OBC’s uniform security, safety and confidentiality practices and requirements; but ECD and OBC will not unreasonably refuse admission for, or unreasonably restrict, any such tour requested by SRO.

(h)          Within thirty days following the execution of this letter agreement, SRO will (a) sign and deliver to ECD any applicable assignment documents presented by ECD that are needed to transfer to ECD the one share of stock that he currently owns in each of United Solar Systems de Mexico S.A. de C.V and United Solar Ovonic Europe GmbH, and (b) deliver to ECD any original stock certificates that he has in his possession relating to each of the foregoing entities.

(i)           The amounts payable by ECD or OBC under this letter agreement will be subject to all taxes and other amounts required to be withheld according to applicable federal and state laws. ECD has indicated that it is required, and intends, to make withholding payments to IRS, on or before September 4, 2007, for the account of SRO, resulting from taxable income of SRO based upon and resulting from transfer of the two Prius automobiles to SRO as provided in Section 6(b), transfer of the Institute Property to SRO as provided in Section 6(d), and payment of $500,000.00 to SRO as provided in Section 6(d) (collectively, the “Taxable Transfers”), in an aggregate amount equal to $878,488.00 (the “Withholding Obligation”). SRO acknowledges and agrees that (1) the Withholding Obligation exceeds the amount of the $500,000.00 payment to SRO (which will be withheld and paid to the IRS as a portion of the aforementioned withholding payment) by $378,488.00 (such excess being herein called the “Excess Withholding Payment”), and (2) he will pay an amount equal to the Excess Withholding Payment to ECD on or before September 4, 2007.

The parties acknowledge and agree that (a) this letter agreement and the documents implementing the transactions described herein (including a certain Transfer Agreement dated effective August 31, 2007 and the documents described therein) constitute the complete and entire agreement between the parties relating to SRO’s retirement and the subject matter described herein and supersedes any prior or contemporaneous agreements between the parties with respect to SRO’s retirement and the subject matter herein, (b) all existing agreements by between the parties (specifically including the Employment Agreements and the covenants set forth in Sections 6.2 – 6.7 of each of the Employment Agreements) will continue in accordance with their respective terms, except as amended herein, until terminated in accordance with their terms, and (c) to the extent that that there is any conflict between the terms set forth in this letter agreement and the terms set forth in any existing agreement between the parties, the terms set forth in this letter agreement will control.

The parties further acknowledge and agree that:

(a)         If any provision of this letter agreement or the Employment Agreements contravenes any regulations or U.S. Department of Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest or penalties under Section 409A of the Code, the parties shall attempt to modify

Stanford R. Ovshinsky

August 23, 2007

this letter agreement or the Employment Agreements, as the case may be, without causing any additional payment obligations or otherwise causing any additional economic burden to ECD or OBC, to: (i) comply with, or avoid being subject to, Section 409A of the Code and avoid the imposition of taxes, interest, and penalties under Code Section 409A of the Code, provided, however, that no such modification will be made that would require ECD or OBC to change the economic terms (in a manner adverse to ECD or OBC) of or to accelerate any payments that would otherwise be due and owing to SRO under the Employment Agreements or this letter agreement, and (ii) maintain, to the maximum extent practicable, the original intent of the applicable provisions appearing in the Employment Agreements or this letter agreement without contravening the provisions of Section 409A of the Code.

(b)         Notwithstanding anything to the contrary in the foregoing paragraph (a), the parties acknowledge and agree that in the event that it is finally determined that any amounts or benefits paid hereunder are subject to any taxes, interest and/or penalties pursuant to Section 409A of the Code, (a) all such taxes, interest and/or penalties shall be borne solely by SRO and ECD and OBC shall have no obligation for the payment of any such taxes, interest and/or penalties and (b) SRO will indemnify and hold ECD and OBC harmless from any and all such taxes, interest and/or penalties that may arise from any such determination.

Please sign and return a copy of this letter agreement to confirm that this letter agreement conforms to your understanding of our agreements in connection with your retirement.

ENERGY CONVERSION DEVICES, INC.

By:  /S/ Jay B. Knoll

Jay B. Knoll

Its: Vice President and General Counsel

OVONIC BATTERY COMPANY, INC.

By:  /S/ Jay B. Knoll

Jay B. Knoll

Its: Attorney-in-Fact

Agreed and accepted as of the date written above:

/S/ STANFORD R. OVSHSINKY

STANFORD R. OVSHINSKY